FIRST AMENDMENT
TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of the last date on the signature block, to the Custody Agreement (the “Agreement”) dated as of June 7, 2018, as amended, is entered into by and between TRUST FOR CREDIT UNIONS, a Massachusetts trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the Exhibit B to include Enhanced Income Intermediate Duration Credit Portfolio and Enhanced Income Credit Plus Equity Portfolio; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR CREDIT UNIONS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jay Johnson	By: /s/ Gregory Farley

Name: Jay Johnson	Name: Gregory Farley

Title: President	Title: Sr. Vice President

Date: August 30, 2022	Date: August 31, 2022

Exhibit B to the Custody Agreement
Separate Series of Trust for Credit Unions

Name of Services

Ultra-Short Duration Government Portfolio
Short Duration Portfolio
Enhanced Income Intermediate Duration Credit Portfolio
Enhanced Income Credit Plus Equity Portfolio

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